Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of CryoLife, Inc. on Form S-8 of our reports dated February 19, 2009, regarding the consolidated financial statements and financial statement schedule of CryoLife, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption on January 1, 2007 of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109) and the effectiveness of CryoLife, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CryoLife, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

May 29, 2009